Exhibit 99.1

  American Spectrum Realty Extends Offer to Purchase 485,000 Shares
                of Hartman Commercial Properties REIT

   HOUSTON--(BUSINESS WIRE)--Feb. 28, 2007--American Spectrum Realty, Inc. (AMEX:AQQ) announces that it has extended the tender offer to purchase 4.9% or 485,000 shares of Hartman Commercial Properties REIT to May 31, 2007.

   American Spectrum Realty, Inc. cannot determine the financial burden that Hartman Commercial Properties REIT could encounter at this time, due to the uncertainty of the existing litigation between Hartman Management Company and Hartman Commercial Properties REIT.

   Approximately 400,000 shares of Hartman Commercial Properties REIT have been tendered to date.

   American Spectrum Realty, Inc. is a real estate investment and management company that owns 26 office, industrial and retain properties aggregating approximately 2.1 million square feet in California, Texas, Arizona, South Carolina and the Midwest. Publicly traded on the American Stock Exchange since November 2001, American Spectrum Realty's business plan focuses on expansion of office and industrial property investments in California, Texas and Arizona.

    CONTACT: American Spectrum Realty, Inc., Houston
             Chairman, President and CEO
             William J. Carden, 713-706-6200